BEAR STEARNS MORTGAGE FUNDING TRUST 2006-AR2

NOTICE TO INVESTORS AND OTHER RECIPIENTS:

THE ATTACHED SUPPLEMENT DATED NOVEMBER 10, 2006 TO THE PROSPECTUS SUPPLEMENT DATED SEPTEMBER 27, 2006 (THE “PROSPECTUS SUPPLEMENT”) TO THE PROSPECTUS DATED OCTOBER 23, 2006 (TOGETHER WITH THE PROSPECTUS SUPPLEMENT, THE “PROSPECTUS”), RELATING TO THE ISSUANCE OF THE BEAR STEARNS MORTGAGE FUNDING TRUST 2006-AR2 AND BEAR STEARNS MORTGAGE FUNDING GRANTOR TRUST 2006-AR2, MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-AR2, AMENDS CERTAIN LANGUAGE CONTAINED IN THE PROSPECTUS, AS DESCRIBED THEREIN.

INVESTORS AND POTENTIAL INVESTORS SHOULD REVIEW THE PROSPECTUS ONLY IN CONNECTION WITH THE ATTACHED SUPPLEMENT AND MAY NOT RELY ON THE PROSPECTUS EXCEPT AS SO AMENDED IN MAKING ANY INVESTMENT DECISIONS.

Bear, Stearns & Co. Inc.

November 10, 2006

Bear Stearns Mortgage Funding Trust 2006-AR2

Issuing Entity

Bear Stearns Mortgage Funding Grantor Trust 2006-AR2

Grantor Trust Issuing Entity

EMC Mortgage Corporation

Servicer and Sponsor

Structured Asset Mortgage Investments II Inc.

Depositor

Bear Stearns Mortgage Funding Trust 2006-AR2

Bear Stearns Mortgage Funding Grantor Trust 2006-AR2

Mortgage Pass-Through Certificates, Series 2006-AR2

Supplement dated November 10, 2006

to

prospectus supplement dated September 27, 2006

to

prospectus dated October 23, 2006

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Capitalized terms used in this supplement are defined in the prospectus supplement dated September 27, 2006, to which this supplement is attached.

The Prospectus Supplement is hereby revised as follows:

1. The third paragraph under "Pass-Through Rates" on page S-8 is replaced in its entirety with the following (emphasis added to show change):

The net rate cap for the group I offered certificates (other than the Class X Certificates) and the underlying Class I-A-2 Certificates is equal to the weighted average of the net rates of the group I mortgage loans, less the coupon strip rate (described below), if applicable, and ~~with respect to the Class I-A Certificates,~~ less the pass-through rate on the Class X Certificates rate described below.

2. The paragraph under the heading entitled "The Net Rate Cap May Reduce the Yields on the Class A Certificates and the Class B Certificates" on page S-20 under "Risk factors" is replaced in its entirety with the following (emphasis added to show change):

The pass-through rates on the offered certificates (other than the Class X Certificates) and the Class II-B-5 Certificates are each subject to a net rate cap equal to, approximately, the weighted average of the net mortgage rates on the related mortgage loans (in the case of the group I mortgage loans less, if applicable, the related Coupon Strip Rate and, ~~in the case of the Class I-A~~

~~Certificates,~~ less the pass-through rate on the Class X Certificates and, in the case of the Class II-A-2 Certificates, less the applicable portion of the premium rate) as more fully described in this prospectus supplement. If on any distribution date the pass-through rate for a class of offered certificates is limited to the related net rate cap, the holders of the applicable certificates will receive a smaller amount of interest than they would have received on that distribution date had the pass-through rate for that class not been calculated based on the related net rate cap. The holders of those certificates will not be entitled to recover any resulting shortfall in interest on that distribution date or on any other distribution date except to the extent of excess cashflow available for that purpose. If mortgage loans with relatively higher mortgage rates prepay or default, the net rate cap would result in lower interest than otherwise would be the case.

3. The first paragraph under the heading entitled "The Offered Certificates May Not Always Receive Interest Based on One-Month LIBOR Plus the Related Margin" on page S-20 under "Risk Factors" is replaced in its entirety with the following (emphasis added to show change):

The offered certificates (other than the Class I-X Certificates) will receive interest at a pass-through rate equal to the least of (i) one-month LIBOR plus the related margin, (ii) 10.50% per annum and (iii) the applicable net rate cap (in the case of the group I mortgage loans, less, if applicable, the related Coupon Strip Rate and, ~~in the case of the Class I-A Certificates,~~ less the pass-through rate on the Class X Certificates, in the case of the Class II-A-2 Certificates, less the applicable portion of the premium rate). For any class of these certificates, the prepayment of the related mortgage loans with relatively higher pass-through rates may cause the related net rate cap to be lower than one-month LIBOR plus the related margin, in which case the pass-through rate for these certificates will be more likely to be limited to the related net rate cap.

4. The definition of Net Rate Cap on page S-126 is replaced in its entirety with the following (emphasis added to show change):

Net Rate Cap — (A) With respect to the group I offered certificates (other than the Class X Certificates) is equal to the weighted average of the Net Rates of the group I mortgage loans (less the Coupon Strip Rate, if applicable, and ~~with respect to the Class I-A Certificates,~~ less the pass-through rate on the Class X Certificates) and (B) with respect to the group II offered certificates and the Class II-B-5 Certificates is equal to the weighted average of the Net Rates of the group II mortgage loans (and in the case of the Class II-A-2 Certificates, as further adjusted for the portion of the premium payable to the Certificate Insurer), in each case as adjusted to an effective rate reflecting the accrual of interest on an actual/360 basis.

5. The definition of Adjusted Rate Cap on page S-113 is replaced in its entirety with the following (emphasis added to show change):

Adjusted Rate Cap – With respect to the Class I-A Certificates, each distribution date and the related Due Period, the lesser of (x) the sum of (i) the scheduled Monthly Payments owed on the group I mortgage loans for such Due Period less the related Servicing Fees and (ii) the related Actual Monthly Payments received in excess of such scheduled Monthly Payments, expressed as a per annum rate calculated on the basis of the aggregate Stated Principal Balance of the group I mortgage loans for such Due Period and further reflecting the accrual of interest on an actual/360 basis, minus the sum of (a) the interest payable to the Class I-X Certificates and (b) the Coupon Strip with respect to Loan Group I, if any, payable to the Final Maturity Reserve Account with respect to such distribution date, expressed as a per annum rate and (y) the related Net Rate Cap.

With respect to the Class I-B Certificates, each distribution date and the related Due Period, the lesser of (x) the sum of (i) the scheduled Monthly Payments owed on the group I mortgage loans for such Due Period less the related Servicing Fees and (ii) the related Actual Monthly Payments received in excess of such scheduled Monthly Payments, expressed as a per annum rate calculated on the basis of the aggregate Stated Principal Balance of the group I mortgage loans for such Due Period and further reflecting the accrual of interest on an actual/360 basis, minus the Coupon Strip with respect to Loan Group I, if any, payable to the Final Maturity Reserve Account with respect to such distribution date, expressed as a per annum rate and (y) the related Net Rate Cap.

With respect to the Group II Certificates (other than the Class II-A-2 Certificates), each distribution date and the related Due Period, the lesser of (x) the sum of (i) the scheduled Monthly Payments owed on the group II mortgage loans for such Due Period less the related Servicing Fees and (ii) the related Actual Monthly Payments received in excess of such scheduled Monthly Payments, expressed as a per annum rate calculated on the basis of the aggregate Stated Principal Balance of the group II mortgage loans for such Due Period and further reflecting the accrual of interest on an actual/360 basis and (y) the related Net Rate Cap.

With respect to the Class II-A-2 Certificates, each distribution date and the related Due Period, the lesser of (x) the excess of (1) the sum of (i) the scheduled Monthly Payments owed on the group II mortgage loans for such Due Period less the related Servicing Fees and (ii) the related Actual Monthly Payments received in excess of the Scheduled Monthly Payments, expressed as a per annum rate calculated on the basis of the aggregate Stated Principal Balance of the group II mortgage loans for such Due Period over (2) the insurance premium on the Class II-A-2 Certificates expressed as a per annum rate adjusted to an actual/360 basis and (y) the related Net Rate Cap.

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Bear, Stearns & Co. Inc.

November 10, 2006